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                          FIRST AMENDMENT TO AGREEMENT
                               AND PLAN OF MERGER


         THIS FIRST AMENDMENT, dated as of June 28, 2000, is by and between U.S. Can Corporation, a Delaware corporation (the "Company") and Pac Packaging Acquisition Corporation, a Delaware corporation ("Newco"), and amends the Agreement and Plan of Merger, dated as of June 1, 2000, by and between the Company and Newco (the "Merger Agreement"). Capitalized terms used but not otherwise defined herein have the meanings assigned to those terms in the Merger Agreement.

         In consideration of the mutual agreements herein contained, the parties hereto hereby agree as follows:

         1. Amendment to Establish Schedule I. The Merger Agreement shall be and hereby is amended as follows:

                  a. The first line of the fifth recital in the Merger Agreement is amended by deleting the words "to be".

                  b. Section 2.1(c) of the Merger Agreement is amended by deleting the first three sentences thereof, such that
                           Section 2.1(c) will begin with the words "(c) At the Effective Time,".

                  c. Section 3.20 of the Merger Agreement is amended by deleting the words "Bank of America, N.A., other lenders which participate with any or all of the foregoing persons in the Transactions," and by replacing those words with the following:
                           "Lennoxville Investments, Inc., Empire Investments, S.A.,".

                  d. Section 8.3 of the Merger Agreement is amended by deleting the words "; provided, however that the addition of the definitive Schedule I contemplated by
                           Section 2.1(c) shall not require any authorization or approval of the Special Committee".

                  e. Schedule I to the Merger Agreement is amended by deleting the Schedule I attached to the Merger Agreement and replacing it with the Schedule I attached to this Amendment.

         2. Amendment to Company Disclosure Schedule. The Company Disclosure Schedule shall be and hereby is amended by adding thereto the Addendum to Company Disclosure Schedule attached hereto.





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         3.       Counterparts. For the convenience of the parties hereto, this
                  Amendment may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same amendment.

         4. Governing Law. This Amendment shall be governed and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflict of laws thereof.

         5. Titles. The Section captions in this Amendment are for convenience of reference only, do not constitute part of this Amendment and shall not be deemed to limit or otherwise affect any of the provisions hereof.

         6. Effectiveness of Merger Agreement. Except as expressly set forth herein, the Merger Agreement is not modified, amended, released or otherwise affected by this Amendment.

         IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by the duly authorized officers of the parties hereto on the date first hereinabove written.

                              U.S. CAN CORPORATION


                              By: /s/ Paul W. Jones
                                 -----------------------------------------------
                                     Name: Paul W. Jones
                                     Title: Chairman and Chief Executive Officer


                              PAC PACKAGING ACQUISITION CORPORATION


                              By: /s/ Richard K. Lubin
                                 -----------------------------------------------
                                     Name: Richard K. Lubin
                                     Title: Senior Vice President